Exhibit 10.2

March 28, 2013

Peter D. Gibbons

[personal address omitted]

Dear Peter,

It is our pleasure to ask you to join us at Mattel, where our values of Playing with Passion, Playing Together, Playing Fair and Playing to Grow encompass everything that we do. Consider this your invitation to come and “play” with us!

Mattel HQ, Inc. (the “Company”) would like to extend you an offer of employment for the position of Executive Vice President Global Operations, reporting directly to Bryan Stockton, Chairman & Chief Executive Officer, with an anticipated start date of April 9, 2013. We would like to take this opportunity to provide an overview of some of the compensation and benefit offerings that would be available to you as an employee of the Company, should you choose to accept our offer:

SALARY

Your annual base salary will be $600,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings.

MATTEL INCENTIVE PLAN

You will be eligible to participate in the 2013 Mattel Incentive Plan (MIP), which is our way of rewarding our employees for achieving success. The MIP is an annual, discretionary bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual contributions. Your target MIP award is 65% of your eligible earnings; however, the amount of your actual award, if any, may be more or less than your target depending on Mattel’s financial results. Mattel, Inc. must achieve a minimum financial performance goal before an award pool is generated. Your award, if any, will be pro-rated based on your eligibility date. Awards are typically paid during the first quarter of the following year.

SPECIAL RESTRICTED STOCK UNIT AWARD

You will receive a Special Restricted Stock Unit (RSU) award with a value of $200,000. The grant value of the RSU award will be converted into a number of RSUs by dividing the grant value by the closing stock price on the date of grant. The grant date will be your hire date.

If you remain employed by the Company, the RSU grant will generally vest over the three-year period following the date of the grant: 50% on the second anniversary of the grant date, and 50% on the third anniversary. If the Company pays a cash dividend, you will receive dividend equivalents with respect to the unvested RSUs.

Please note this is a summary of your Special RSU award, and you will be required to sign the equity grant agreements that set forth the terms and conditions that govern your award.

Peter Gibbons

SPECIAL MOBILITY BONUS

You will receive a special mobility bonus in the amount of $150,000, less applicable federal and state taxes and other required withholdings, payable within 30 days following your hire date.

With respect to this special mobility bonus, if within two years of your payment date, you choose to voluntarily terminate your employment with the Company or you are discharged for “cause” as defined below, you will be required to repay this amount in full within 30 days of your termination date. In addition, this special mobility bonus is for the sole purpose of moving your permanent residence to Southern California. If this does not occur prior to the end of the third quarter 2014, you will be required to repay this amount in full within 30 days.

RELOCATION

The Company will provide services to assist you with your move to the Los Angeles area. These services may include travel, temporary accommodations, shipment of household goods, expense reimbursement, etc. in accordance with the attached Mattel Relocation Summary. After reviewing the attached information, I encourage you to contact me immediately to initiate these services.

With respect to relocation services, if within one year of your relocation date, you choose to voluntarily terminate your employment with the Company or you are discharged for “cause” as defined below, you will be required to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.

For purposes of the repayment of relocation expenses and special mobility bonus only, and without altering the at-will employment offered by the Company, “cause” shall mean the Company’s good faith belief that you: (i) neglected significant duties you were required to perform or violated a material Company policy, rule or guideline; (ii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (iv) willfully failed to obey a lawful direction of the Board or the Company.

CAR ALLOWANCE

You will be eligible to receive a monthly automobile allowance in the amount of $2,000 for all your automobile expenses. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.

DEFERRED COMPENSATION

As an executive, you will be eligible to participate in the Company’s Deferred Compensation Plan. Under this plan, you may elect to defer a portion of your salary or bonus, with various investment and payment options available.

HEALTH & WELFARE

The following is a brief outline of benefits in which you will be eligible to participate as of your date of hire, with the exception of short & long term disability insurance, which are available upon the successful completion of your first 90 days of active service. You and your qualified dependents, if applicable, will be eligible for the following coverage:

• Medical • Dental • Vision • Prescription	• Life Insurance • Accidental Death & Dismemberment • Business Travel Coverage • Short & Long Term Disability

Peter Gibbons

In addition, the Company also offers a number of employee programs that are designed to enhance your work/life balance, build your financial future and create a healthy lifestyle.

RETIREMENT/401(k)

You will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (PIP), which is a 401(k) savings/retirement plan. The PIP offers both Company Automatic and Matching contributions in addition to employee contributions as outlined below:

•	Company Automatic Contributions: The Company will make automatic contributions to your account ranging from 3% to 8% of your salary, based on age.

•

Employee Contributions: You will be initially enrolled with a 2% pre-tax contribution that will be matched dollar-for-dollar by the Company (Company Matching provision detailed below). This contribution will begin automatically within about 45 days of your start date. The PIP provides you the choice to increase this contribution up to 80%, subject to IRS limitations, or you will have the opportunity to cancel the 2% pre-tax contribution before the first deduction from your paycheck.

•

Company Matching Provision: The Company will match up to the first 6% of pay you contribute to your PIP account as follows: on a dollar-for-dollar basis up to 2% of your annual salary and on a fifty-cents-on-the-dollar basis for up to the next 4% of your salary.

You will receive a PIP packet in the mail shortly following your first day of employment. This packet will provide additional details regarding your options for increasing, decreasing or cancelling your contribution, as well as the available investment offerings.

The above Health & Welfare and 401(k) information is only an overview. You can find specific compensation and benefits details and plan limitations in our Summary Plan Descriptions or Plan Documents, which we periodically update. New employees will receive specific benefit enrollment instructions directly from the Mattel Benefits Service Center via email or US mail within 2 weeks of their start date. The Mattel Benefits Service Center can be reached by calling 1-877-841-8395 or by accessing their website directly at http://resources.hewitt.com/mattel/ or through a link on myHR on the Mattel Intranet.

GENERAL INFORMATION

This offer letter is only a summary of your compensation and benefits. For more details and plan limitations, please review the Summary Plan Descriptions, Plan Documents, program summaries or grant agreements, which govern and are subject to periodic modification and revision.

Should you choose to accept this offer, you will receive a packet containing all the information and forms that you will need to complete before starting with us. Please bring these completed forms with you, along with the documents noted in the New Hire Checklist, on your first day at the Company.

While we look forward to welcoming you to Mattel, this offer is contingent upon satisfactory completion of a background check, including verification of all information listed on your resume, employment application and any other supporting documentation provided, such as previous employers and academic institutions attended, and eligibility to work in the United States. In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with the Company’s Code of Conduct, and complete a Conflict of Interest Questionnaire. If you would like to review any of these forms before you make your decision to accept the offer, we will be able to provide them.

Peter Gibbons

The terms of this letter do not imply employment for a specific period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, individual written employment agreement signed by you and the Chief Human Resources Officer or Chief Executive Officer of Mattel, Inc.

Also, please note that as an executive of the Company, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about the Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website.

Peter, we are sincerely pleased to extend this offer of employment and look forward to hearing from you soon. If you accept the terms of this offer as noted above, please sign below and return this letter in the enclosed envelope. If I can answer any questions, please do not hesitate to call me at (310) 252-6345.

We hope that you will choose to come and “play” for Mattel, and help us continue the tradition of bringing smiles to children around the world.

Sincerely,

/S/ ALAN KAYE

Alan Kaye

Executive Vice President & Chief Human Resources Officer

Agreed and accepted:

/S/ PETER D. GIBBONS	April 2, 2013
Peter D. Gibbons	Date